Exhibit 99

4842 Grand Ave., Duluth, MN 55807 Phone: 218-628-2217 Fax: 218-628-3245 www.ikonics.com info@ikonics.com	NEWS RELEASE

News Contact:	Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release February 19, 2009
IKONICS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported 2008 earnings of $814,000, or $0.40 per share, on sales of $15,854,000. Sales were up slightly over 2007, while earnings were down from $1,170,000, or $0.57 per share, in 2007. The earnings decline was primarily due to non-cash charges in 2008, principally an increase in the LIFO inventory reserve and the write off of patent application expenses.
Bill Ulland, IKONICS CEO said, “Worldwide recession made 2008 a challenging year for IKONICS. In spite of contractions in our core markets, we were able to hold sales equal to last year, gross profit fell by only 4%, and we continued to generate healthy cash flow. The only area of our business where sales did not grow was the awards and recognition market, which is highly vulnerable to recession.
I believe that in 2009 our core businesses of photochemical stencils for screen printing and decorative abrasive etching will remain under pressure in the domestic market. We still see good opportunity in the export market and have taken steps to increase our presence in India and Latin America.
The most promising developments for 2009 are our new business initiatives described below, which achieved commercial acceptance in 2008; I believe they will generate significant revenue and profits in 2009.
Our Photo Machining Process has gained acceptance by large customers, and we anticipate ramped up production in 2009, primarily to the defense industry.
IKONICS Acoustics has also gained industry acceptance. In 2008 our technology was used for sound deadening on GE, Pratt & Whitney and Rolls Royce jet engines. Although temporarily impacted by the Boeing strike and the slow down in orders for some aircraft models, we anticipate good sales in the second half of 2009. We are bringing an improved product to this market which will expand our potential customer base. I believe the time saving and quality improvements we bring to the customer are compelling.
Digital Texturing has gained customer acceptance as we have continually improved our equipment and print quality. We hope to start selling our next generation DTX™ printer in the second quarter of 2009. Equipment sales bring significant ongoing sales of our proprietary substrates and inkjettable fluids. Although the initial market is automotive, we believe that the revolutionary nature of our technology will bring us sales even in this depressed industry.
IKONICS Industrial Solutions is a new venture of creating custom products to meet the needs of specific users. We both design and manufacture the product. We currently have two such products in production and anticipate others in 2009.
All of our (non-defense) new businesses are subject to the world economy. However, I believe that our new technologies are important enough that we will see them contributing 10-20% of our sales in the next 12 months, with growth accelerating in future years.”
Ulland also added that the Company completed construction on its new $4.4 million facility in December 2008.
This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2008 and 2007

	Three Months Ended		Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Net Sales	$3,910,794	$3,925,358	$15,854,484	$15,824,725

Cost of Goods Sold	2,429,329	2,093,175	9,228,187	8,887,612

Gross Profit	1,481,465	1,832,183	6,626,297	6,937,113

Operating expenses	1,344,302	1,326,833	5,655,925	5,510,468

Income from operations	137,163	505,350	970,372	1,426,645

Gain on sale of investment	—	—	24,550	55,159

Interest income	2,950	43,724	90,212	153,971

Income before income taxes	140,113	549,074	1,085,134	1,635,775

Income tax expense	27,887	203,723	271,000	466,000

Net income	$112,226	$345,351	$814,134	$1,169,775

Earnings per common share-diluted	$0.06	$0.17	$0.40	$0.57

Average shares outstanding-diluted	2,005,053	2,075,580	2,053,733	2,063,380
Condensed Balance Sheets
As of December 31 2008 and 2007

	12/31/08	12/31/07
Assets
Current assets	$5,562,130	$9,315,737
Property, plant and equipment, net	5,602,063	1,320,591
Investment in non-marketable equity securities	918,951	855,201
Intangible assets	403,285	479,888
Deferred income taxes	—	11,000

	$12,486,429	$11,982,417

Liabilities and Stockholders’ Equity
Current liabilities	$909,789	$936,703
Deferred income taxes	143,000	—
Long term debt	—	—
Stockholders’ equity	11,433,640	11,045,714

	$12,486,429	$11,982,417